Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549


Ladies and Gentlemen:


We have read Sub-Item 77K, Changes in Registrant's
Certifying Accountant, of Form N-SAR dated November
29, 2004, of Excelsior Tax-Exempt Funds, Inc. and are in agreement with the statements contained in the third and fourth sentences there under. We have no basis to agree or disagree with other statements of the registrant contained therein.


/s/ Ernst & Young LLP

Boston, Massachusetts
November 29, 2004